Exhibit 99.1

China 3C Group Announces Cooperation Agreement with Lotour Company Agreement to Increase Store Count

Friday January 11, 10:27 am ET

ZHEJIANG PROVINCE, China, Jan. 11 /Xinhua-PRNewswire-FirstCall/ -- China 3C Group (OTC Bulletin Board: CHCG - News), a retailer and distributor of consumer and business products in China, announced that its had entered into an agreement with the Lotour Company to open China 3C mobile phone stores in Lotour stores.

Lotour is located in Zhejiang and Jiangsu provinces and is a retailer of 3C products (Communications, Computers and Consumer Electronics).

Chairman and CEO Zhenggang Wang commented, "This agreement opens a new chapter in our expansion of the 3C market in China. Most of our stores now are located in large department stores or large electronics retailers. The arrangement with Lotour enables us to also expand our relationships with a company that is solely focused on the sale of 3C products.

"Additionally, this will also increase the number of locations where China 3C's products are sold. Going forward, when Lotour opens a new store, China 3C will be able to sell its mobile phones through the Lotour store. Lotour has set an internal target of 100 new stores for 2008."

About China 3C

China 3C is a leading wholesale distributor and retailer of 3C merchandise: computers, communication products and consumer electronics. The company specializes in wholesale distribution and retail sales of 3C products in Eastern China, focusing on products that make life more comfortable, convenient and connected. The company's goal is to become the number one retailer of 3C products in China. For more information, visit http://www.china3cgroup.com.

A profile for investors can be accessed at http://www.hawkassociates.com/chcgprofile.aspx. For investor relations information regarding China 3C, contact Frank Hawkins or Ken AuYeung, Hawk Associates, at (305) 451-1888, e-mail: info@hawkassociates.com. An online investor kit including press releases, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com. To receive free e-mail notification of future releases for China 3C, sign up at http://www.hawkassociates.com/email.aspx.

Forward-looking Statements:

Certain of the statements set forth in this press release constitute "Forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We have included and from time to time may make in our public filings, press releases or other public statements, certain forward-looking statements, including, without limitation, those under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of our Annual Report on Form 10-K. In some cases these statements are identifiable through the use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "target," "can," "could," "may," "should," "will," "would" or words or expressions of similar meaning. You are cautioned not to place undue reliance on these forward- looking statements. In addition, our management may make forward-looking statements to analysts, investors, representatives of the media and others. These forward-looking statements are not historical facts and represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and beyond our control. There can be no assurance that such forward-looking statements will prove to be accurate and China 3C Group undertakes no obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements.

For more information, please contact:

Investor Relations Contact:
Frank Hawkins and Julie Marshall
Hawk Associates, Inc.
Tel: +1-305-451-1888
Email: info@hawkassociates.com
Website: http://www.hawkassociates.com